Exhibit 99.1

news release

Employers Holdings, Inc. Announces Management Changes

Reno, Nev. – May 13, 2011 – Employers Holdings, Inc. (NYSE: EIG) announced today that Mark Hogle has been appointed as Senior Vice President, Regional Manager for the Eastern Region. Mr. Hogle will be based in the Company’s Charlotte, North Carolina office. Mr. Hogle has extensive experience in the workers’ compensation insurance industry. Most recently, he served as Vice President of Workers’ Compensation and Senior Underwriter for Liquor, Property and General Liability for QBE/North Pointe Insurance. Prior to that, Mr. Hogle served as a consultant for Total Risk in Southfield, Michigan. Mr. Hogle spent the first 15 years of his insurance industry career with the Accident Fund Insurance Company of America in Lansing, Michigan, starting as Regional Claims Supervisor and concluding as Executive Vice President and Chief Operating Officer.

Additionally, the Company announced that Cynthia Morrison tendered her resignation as Chief Accountant and Corporate Controller effective today, May 13, 2011. She will remain with the Company as Senior Vice President to complete several significant finance-related initiatives. Ms. Morrison has been replaced by Gretchen Hofeling, who will serve as Vice President, Corporate Controller. Ms. Hofeling has served as the Vice President of Finance for EMPLOYERS since its acquisition of AmCOMP Incorporated (“AmCOMP”) in October of 2008. She joined AmCOMP in August 2005 as the Assistant Vice President of Finance and was promoted to Vice President of Finance in October of 2006. Prior to that, Ms. Hofeling worked for Ernst & Young as an audit manager. She is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. Ms. Hofeling received a Bachelor of Science degree in Accounting and a Master of Professional Accountancy degree from the University of Utah.

About Employers Holdings, Inc.

Employers Holdings, Inc. (NYSE: EIG) is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on select small businesses engaged in low-to-medium hazard industries. The company, through its subsidiaries, operates coast to coast. Insurance is offered by Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company. Additional information can be found at http://www.employers.com.

Copyright © 2011 EMPLOYERS. All rights reserved. EMPLOYERS ® and America’s small business insurance specialist are registered trademarks of Employers Insurance Company of Nevada.

Source: Employers Holdings, Inc.

CONTACT:

Media – Ty Vukelich, Vice President, Corporate Marketing, tvukelich@employers.com, (775) 327-2677

Analysts – Vicki Erickson, Vice President, Investor Relations, verickson@employers.com, (775) 327-2794

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